CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

US VR Global.com Inc.

a Delaware corporation

Section 151 of the General Corporation Law of the State of Delaware

US VR Global.com Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting duly held on April 26, 2018 adopted a resolution providing for the creation of a series of 121,058,863 shares of Preferred Stock which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, authorized in Section 4(c) of the Certificate of Incorporation, as amended (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of 121,058,863 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

Section 1.      Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series A Convertible Preferred Stock”, par value $0.0001 per share (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designations.

(a)       Number and Stated Value. The number of authorized shares of the Series A Preferred Stock is 121,058,863 shares. Each share of Series A Preferred Stock shall have stated value of $2.79 (the “Stated Value”).

(b)       Dividends.

(i)	Holders of shares of Series A Preferred Stock (the “Series A Holders”) shall be entitled to receive, and the Corporation shall pay, whether or not declared by the Board of Directors, dividends on shares of Series A Preferred Stock, to be paid on each share of Series A Preferred Stock, as follows:

(A)	a dividend equal to 1% of the Stated Value, to be paid on the second anniversary of the issuance of the applicable shares of Series A Preferred Stock;

(B)	a dividend equal to 2% of the Stated Value, to be paid on the third anniversary of the issuance of the applicable shares of Series A Preferred Stock;

(C)	a dividend equal to 2% of the Stated Value, to be paid on the fourth anniversary of the issuance of the applicable shares of Series A Preferred Stock; and

(D)	a dividend equal to 2% of the Stated Value, to be paid on the fifth anniversary of the issuance of the applicable shares of Series A Preferred Stock.

(ii)	The Dividend shall be paid in cash.

(iii)	Other than as set forth in this Section 1(b) or in Section 1(c), the Series A Preferred Stock shall have no dividend rights except as may be declared by the Board of Directors in its sole and absolute discretion, out of funds legally available for that purpose.

(c)       Participation. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock.

(d)       Vote. The Series A Preferred Stock shall have no voting rights other than as set forth in Section 1(i).

(e)       Conversion. Initially, and subject to the limitations herein, each share of Series A Preferred Stock shall automatically convert or shall be convertible at the election of the Series A Holder, as set forth below, into one share of Common Stock, subject to adjustment as set forth herein (the “Series A Conversion Shares”). A Series A Holder may elect to convert the Series A Preferred Stock into Series A Conversion Shares at any time after the one year anniversary of the issuance thereof and prior to the five year anniversary of the issuance thereof (each an “Elective Conversion”). To the extent not converted to Series A Conversion Shares as of the fifth anniversary of the issuance thereof, such shares of Series A Preferred Stock shall automatically convert to Series A Conversion Shares on the date that is the fifth anniversary of the issuance thereof (each an “Automatic Conversion”)

(f)       Mechanics of Conversion

(i)	Elective Conversion and Delivery of Series A Conversion Shares Upon Conversion. Pursuant to an Elective Conversion, shares of Series A Preferred Stock may be converted into Series A Conversion Shares at any time upon the election of the Series A Holder holding such Shares of Series A Preferred Stock. A Series A Holder shall effect conversions pursuant to this Section 1(f) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Series A Notice of Conversion”), executed by the applicable Series A Holder. Each Series A Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date of delivery of the Series A Notice of Conversion to the Corporation (such date, the “Series A Conversion Date”). If no Series A Conversion Date is specified in a Series A Notice of Conversion, the Series A Conversion Date shall be the date that such Series A Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Series A Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series A Notice of Conversion form be required. Not later than two (2) Business Days (as defined below) after each Series A Conversion Date the Corporation shall deliver, or cause to be delivered, to the converting Series A Holder the number of Series A Conversion Shares being acquired upon the conversion of the Series A Preferred Stock. To effect conversions of shares of Series A Preferred Stock, a Series A Holder shall be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation and the Corporation shall, if less than all of the shares of Series A Preferred Stock represented by such certificate(s) are being converted, return to such Series A Holder, together with any certificate representing the Series A Conversion Shares, if applicable, a new certificate for the remaining shares of Series A Preferred Stock. For purposes hereof, “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

(ii)	Automatic Conversion. Pursuant to an Automatic Conversion, shares of Series A Preferred Stock shall be automatically converted into Series A Conversion Shares without any action of the Series A Holder(s) holding such Shares of Series A Preferred Stock on the fifth anniversary of the issuance date of the applicable shares of Series A Preferred Stock. A Series A Holder shall not be required to deliver a Series A Notice of Conversion with respect to any Automatic Conversion but shall execute such additional documents as reasonably required by the Corporation with respect to any such Automatic Conversion, and shall surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation.

(iii)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Series A Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round up to the next whole share of Common Stock.

(iv)	Transfer Taxes and Expenses. The issuance of Series A Conversion Shares on conversion of Series A Preferred Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series A Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series A Conversion Shares upon conversion in a name other than that of the Series A Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Series A Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g)       Adjustment. In the event of any forward or reverse split of the Common Stock, the conversion ratio of the Series A Preferred Stock shall be proportionately and equitably adjusted automatically. By way of example and not limitation, in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, each share of Series A Preferred Stock not so converted as of such time shall thereafter be convertible into one half (1/2) of a share of Common Stock. By way of further example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each one share of Common Stock is converted into two shares of Common Stock, each share of Series A Preferred Stock not so converted as of such time shall thereafter be convertible into two (2) shares of Common Stock.

(h)       No Reissuance. Any shares of Series A Preferred Stock converted into Common Stock pursuant to the terms herein may not be reissued by the Corporation.

(i)       Amendment of Certificate. The Corporation may not amend (including by merger, consolidation or otherwise) this Certificate of Designation in any manner without the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class.

Section 2.       Miscellaneous.

(a)       Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holders shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service addressed to each Series A Holder at the email, facsimile, telephone number or address of such Series A Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series A Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) prior to 5:30 p.m. (Eastern time); (ii) upon receipt of a return receipt if sent via email; (iii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iv) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(b)       Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(c)       Lost or Mutilated Series A Preferred Stock Certificate. If a Series A Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d)       Interpretation. If any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)       Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(f)       Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)       Duty. Notwithstanding any contrary provisions of the Delaware General Corporation law and any other provisions of Delaware law, including any judicial decisions, the directors of the Corporation shall owe the Series A Holders the same fiduciary duty as that owed to holders of the Corporation’s Common Stock.

IN WITNESS WHEREOF, US VR Global.com Inc. has caused this Certificate of Designations to be signed by Ramelle Ashram Bin Ramli, its Chairman of the Board of Directors and Chief Executive Officer, on this 26th day of April, 2018.

/s/ Ramelle Ashram Bin Ramli
Ramelle Ashram Bin Ramli
Chairman of the Board of Directors;
Chief Executive Officer

Annex A

Series A Convertible Preferred Stock Notice of Conversion

Subject to the terms and conditions of the Certificate of Incorporation of US VR Global.com Inc., a Delaware corporation (the “Corporation”), the undersigned hereby elects to convert the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of the Corporation indicated below into shares of common stock, par value $0.0001 per share the Corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion:

Number of shares of Series A Preferred Stock held:

Number of shares of Series A Preferred Stock to be converted:

Address for Delivery:

Series A Holder Name:

Signature:

By:

Title (if applicable):